Exhibit 99.1

May 01, 2013 07:00 ET

Royal Bank America Parent Co. Reports First Quarterly Profit Since Recession

NARBERTH, PA--(Marketwired - May 1, 2013) - Royal Bancshares of Pennsylvania, Inc. ("Company") (NASDAQ: RBPAA), parent company of Royal Bank America ("Royal Bank"), today announced financial results for the quarter ended March 31, 2013. First quarter 2013 highlights included net income of $118,000 for the Company. Royal Bank earned $203,000 for the quarter ended March 31, 2013.

The Company experienced a 4% increase in loan balances for the quarter which contributed to the revenue results. The Company battled the challenging net interest margin environment banks are facing by favorably changing the mix of earning assets, largely by funding increased loan demand with a corresponding reduction in investment securities. Earlier in the quarter, management had announced a set of sweeping overhauls through the Company's "Profitability Improvement Plan" (the "Plan") designed to enhance company-wide efficiency, productivity and modernization. The Plan modestly contributed to the decline in first quarter operating expenses, will contribute to a reduction in operating expenses in future quarters and will improve the expense run-rate to be more in line with peers. Additional enhancements in credit management led to continued asset quality improvement in the loan portfolio.

For the three-month period ended March 31, 2013, net income attributable to the Company was $118,000 compared to a net loss of $869,000 for the comparable period in 2012. After accounting for the preferred accumulated dividend, the loss per basic and diluted common share was 3 cents for the quarter compared to a loss of 10 cents for the comparable period in 2012. The Company earned 1 cent per share in the first quarter of 2013 prior to accounting for the preferred accumulated dividend (Non-GAAP).

Company Chief Executive Officer Kevin Tylus noted, "Our announcement today of a first quarter profit is welcomed news and a validation of the efforts undertaken by our organization to address the challenges that have impacted our company, the banking industry and our region in recent years. We are encouraged by the increased demand for quality loans, our growth in new customers and the initial success of the profitability improvement plan. Our credit quality improvement is a result of the ongoing efforts of our special assets and credit teams and is a sign of a continually improving economy in the greater Philadelphia markets."

"The Company is evolving our brand significantly through additional technology products designed for greater banking convenience for commercial, consumer and retail customers. The recent launch of mobile banking and products such as remote check capture, on-line loan applications and expanded web features improve the customer service experience, which has long been the hallmark of our bank. These also add sales channels for us to grow valuable fee income."

The nearly $1 million improvement in net income for the quarterly period was related to $676,000 in gains on the sales of two premises, a $335,000 decline in the provision for loan and lease losses and a decline of a $1.6 million accrual recorded in the first quarter of 2012 for a Department of Justice (DOJ) fine related to the tax lien subsidiaries. (After adjusting for the non-controlling interest, the Company's 60% share of the DOJ fine amounted to $960,000.) Additionally, other real estate owned ("OREO") expenses and impairment associated with foreclosed properties declined $435,000 while gains on the sale of OREO increased $300,000. Partially offsetting these positive items were a $1.2 million reduction in net interest income, a $100,000 impairment on loans held for sale and $87,000 in restructuring charges. The Company's leasing subsidiary also contributed to the first quarter's profit. At March 31, 2013, based on capital levels calculated under regulatory accounting principles, Royal Bank's Tier 1 leverage and total risk-based capital ratios were 8.96% and 15.92%, respectively, and continue to be above required regulatory minimum ratios.

Initial positive impact of profitability improvement plan

Specific initiatives of the Plan effectuated in the first quarter of 2013 focused on adjustments to the size of the company and discretionary expenses. These efforts, which included a 9% reduction in workforce and an annualized reduction of approximately 10% of discretionary expenses, were implemented and enhanced day-to-day operations and the ability of the Company to drive new revenue. The results of these actions are reflected both in the positive earnings for the quarter and in the broader potential for annualized benefits.

Pursuant to the ongoing effort to rationalize company owned real estate, the Company sold its storage facility site in Philadelphia, and a building in Narberth that housed a training facility. The Company recorded gains of $676,000 as a result of these sales. Additionally, the Company consolidated the leased Henderson Road office between the King of Prussia and Bridgeport offices and retained the majority of the deposits.

As a result of the Plan, the Company recorded $87,000 in restructuring charges during the first quarter of 2013. Salaries and benefits, OREO expenses and impairment and professional and legal fees declined $80,000, $435,000, and $344,000, respectively.

Net Interest Margin

The quarter over quarter decline in net interest income was attributed to a $2.0 million reduction in interest income partially offset by a reduction in interest expense of $833,000. The net interest margin declined 36 basis points from 3.09% for the quarter ended March 31, 2012 to 2.73% for the quarter ended March 31, 2013. The significant decline in average loan balances; coupled with the accelerated amortization of premiums on the investment portfolio and the reinvestment of cash flows into lower yielding government agency securities had a significant adverse impact on the yield on interest earning assets.

Management has taken steps to mitigate the decline in net interest income including reducing funding costs through the intentional runoff of higher priced certificates of deposit (CDs) and improving the mix of interest earning assets by replacing lower-yielding investment securities with higher-yielding loans. As a result of these actions, at March 31, 2013, investment securities declined $29.0 million and loans grew $13.9 million from year end 2012 leading to a net interest margin increase of 10 basis points for the first quarter 2013 compared to the net interest margin of 2.63% for the quarter ended December 31, 2012.

Continued decrease in non-performing assets

At March 31, 2013, non-performing loans of $17.6 million decreased $5.4 million from $23.0 million at December 31, 2012, reflecting a continuation of a trend wherein non-performing loans decreased by 65.8% and non-performing assets decreased by 57.4% since December 31, 2011.

	At March 31,	At December 31,
(in millions except percentages)	2013	2012	2011
Non-performing loans	$17.6	$23.0	$51.3
Non-performing assets (which includes OREO)	$30.8	$36.4	$72.3
Percentage of non-accrual loans to total loans	4.9%	6.7%	12.0%
Percentage of non-performing assets to total assets	4.1%	4.7%	8.5%

About Royal Bancshares of Pennsylvania, Inc.

Royal Bancshares of Pennsylvania, Inc., headquartered in Narberth, Pennsylvania, is the parent company of Royal Bank America, which for the past nearly 50 years has played a lead role in the growth and development of our region by empowering small businesses, entrepreneurs and individuals to achieve their financial goals and enrich our communities. More information on Royal Bancshares of Pennsylvania, Inc., Royal Bank America and its subsidiaries can be found at www.royalbankamerica.com.

Forward-Looking Statements

The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares of Pennsylvania, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. For a discussion of the factors that could cause actual results to differ from the results discussed in any such forward-looking statements, see the filings made by Royal Bancshares of Pennsylvania, Inc. with the Securities and Exchange Commission, including its Annual Report -- Form 10-K for the year ended December 31, 2012

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
CONDENSED INCOME STATEMENT

	Three months
	ended Mar. 31st
(in thousands, except for loss per common share)	2013	2012
	(Unaudited)	(Unaudited)
Interest Income	$6,752	$8,806
Interest Expense	1,980	2,813
Net Interest Income	4,772	5,993
(Credit) Provision for Loan and Lease Losses	(251)	84
Net Interest Income after Provision	5,023	5,909
Non Interest Income	1,408	661
Non Interest Expense	6,140	8,067
Income (Loss) before Taxes	291	(1,497)
Income Taxes	-	-
Net Income (Loss)	291	(1,497)
Less Net Income (Loss) attributable to noncontrolling interest	173	(628)
Net Income (Loss) attributable to Royal Bancshares	$118	$(869)
Less Preferred stock Series A accumulated dividend and accretion	$515	$506
Net loss available to common shareholders	$(397)	$(1,375)
Loss per common share – basic and diluted	$(0.03)	$(0.10)
SELECTED RATIOS:
Return on Average Assets	0.1%	-0.4%
Return on Average Equity	0.8%	-4.6%
Average Equity to Assets	7.7%	9.0%
Book Value Per Share	$1.85	$3.03

CONDENSED BALANCE SHEET

(in thousands)	At Mar 31, 2013	At Dec 31, 2012
	(unaudited)	(unaudited)
Cash and Cash Equivalents	$21,253	$28,802
Investment Securities	328,561	357,464
Loans & Leases (net)	344,138	328,476
Premises and Equipment (net)	4,745	5,232
Other Real Estate Owned (net)	13,264	13,435
Accrued Interest receivable	9,723	10,256
Other Assets	29,694	30,051
Total Assets	$751,378	$773,716

Deposits	531,370	554,917
Borrowings	108,221	108,333
Other Liabilities	27,001	26,277
Subordinated debentures	25,774	25,774
Royal Bancshares Shareholders’ Equity	54,979	54,555
Noncontrolling Interest	4,033	3,860
Total Equity	59,012	58,415
Total Liabilities and Equity	$751,378	$773,716

	For the three months ended			For the three months ended
	March 31, 2013			March 31, 2012
(In thousands, except percentages)	Average Balance	Interest	Yield	Average Balance	Interest	Yield
Cash equivalents	$15,508	$7	0.18%	$19,727	$9	0.18%
Investment securities	340,806	1,284	1.53%	338,946	1,980	2.35%
Loans	352,541	5,461	6.28%	421,674	6,817	6.50%
Total interest-earning assets	708,855	6,752	3.86%	780,347	8,806	4.54%
Non-earning assets	53,637			69,494
Total average assets	$762,492			$849,841
Interest-bearing deposits
NOW and money markets	$220,813	162	0.30%	$226,189	424	0.75%
Savings	17,581	9	0.21%	16,700	22	0.53%
Time deposits	245,267	902	1.49%	282,304	1,182	1.68%
Total interest-bearing deposits	483,661	1,073	0.90%	525,193	1,628	1.25%
Borrowings	134,064	907	2.74%	171,971	1,185	2.77%
Total interest-bearing liabilities	617,725	1,980	1.30%	697,164	2,813	1.62%
Non-interest bearing deposits	58,373			54,670
Other liabilities	27,757			21,625
Shareholders' equity	58,637			76,382
Total average liabilities and equity	$762,492			$849,841
Net interest margin		$4,772	2.73%		$5,993	3.09%

Reconciliation of Non-GAAP Financial Measures

The press release contains certain financial information that is not measured in accordance with generally accepted accounting principles in the United States (GAAP).  This information consists of "Basic and diluted earnings per share, prior to accounting for the preferred accumulated dividend."  This non-GAAP disclosure has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Our management uses these non-GAAP measures in its analysis of our performance because it believes these measures are material and will be used as a measure of our performance by investors.

	Three Months
	Ended Mar. 31st
(in thousands, except for earnings per share)	2013	2012
	(Unaudited)	(Unaudited)
Net Income (Loss) attributable to Royal Bancshares	$118	$(869)
Less preferred accumulated dividend	$515	$506
Net Loss available to common shareholders	$(397)	$(1,375)
Loss per share - basic and diluted	$(0.03)	$(0.10)

Net Income (Loss) attributable to Royal Bancshares	$118	$(869)
Weighted average shares	13,256	13,257
Basic and diluted earnings (loss) per share prior to accounting for the preferred accumulated dividend	$0.01	$(0.07)